SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                        Commission File Number: 333-64131

                               Chase Funding, Inc.
             (Exact name of registrant as specified in its charter)

                      343 Thornall Street, Edison, NJ 08837
                                 (732) 205-0600
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

      Chase Funding Mortgage Loan Asset-Backed Certificates, Series 1999-1
            (Title of each class of securities covered by this Form)

                                      none
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      |_|            Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(1(ii)      |_|            Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(i)      |_|            Rule 12h-3(b)(2)(ii)       |_|
       Rule 12g-4(a)(2)(ii)     |_|            Rule 15d-6                 |X|
       Rule 12h-3(b)(1)(i)      |X|

      Approximate number of holders of record as of the certification or notice date: Less than 300

Pursuant to the requirements of the Securities Exchange Act of 1934, Chase Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   CHASE FUNDING, INC.


Dated as of January 24, 2005                       By: /s/ Douglas A. Potolsky
                                                       -------------------------
                                                   Name:  Douglas A. Potolsky
                                                   Title: Senior Vice President